Exhibit 99.1

LifePoint Hospitals® Selects Parallon Business SolutionsSM to

Provide Outsourced Business Services

FRANKLIN, TENN.– JUNE 14, 2012—Parallon Business SolutionsSM and LifePoint Hospitals® today announced that they have entered into an agreement that will allow Parallon to provide select nonclinical business functions for LifePoint and most of its facilities across 18 states. Under the agreement, which takes effect immediately, LifePoint will outsource to Parallon revenue cycle solutions, payroll services and certain supply chain management functions. It also extends Parallon’s existing technology solutions to LifePoint for an additional four years. Financial details of the agreement were not disclosed.

According to LifePoint officials, the agreement with Parallon came as a result of the company’s decision to adopt a shared services model for select business functions. This model is based on the sharing of centralized resources to support common business functions across multi-facility enterprises. While it has been a common and successful practice across a wide variety of other industries for many years, it is a relatively new and growing concept in the healthcare industry.

“To be successful in today’s healthcare environment, providers must deliver high quality patient care in a cost effective manner,” said David Dill, president and chief operating officer of LifePoint. “Working in partnership with Parallon, LifePoint can operate more efficiently and enhance our ability to focus our resources on the delivery of high quality patient care.”

Parallon provides business solutions designed to improve care providers’ revenue cycle performance and financial accuracy; to reduce purchasing costs and supply chain expense; and to lower labor costs, reduce technology overhead and expedite project implementation. Parallon also provides extensive consulting services across all of these platforms.

“At Parallon we recognize the need on the part of our customers for flexibility, efficiency and outstanding service from their shared service providers,” noted Michael O’Boyle, president and chief executive officer of Parallon Business Solutions. “We also know that care providers are looking for partners who are experienced operators and who can offer demonstrated solutions that increase their ability to provide uncompromised patient care, in a more economically efficient manner.”

O’Boyle noted that Parallon Business Solutions has provided its spectrum of solutions across 250 hospitals and with thousands of physicians over the past 12 years.

LifePoint, a leading hospital company with 55 hospitals in 18 states, is the sole provider in most of the communities in which it operates. “We believe that Parallon is the right outsourcing partner for LifePoint,” said Dill. “Parallon has provided these services to hundreds of hospitals across the country, proving that its solutions work.”

According to O’Boyle, LifePoint’s decision to team with Parallon is significant. “In 2011, LifePoint became the first private organization in the United States chosen by the Department of Health and Human Services to be a Hospital Engagement Network in the Partnership of Patients Initiative, a nationwide public/private collaboration to improve the quality, safety and affordability of healthcare for all Americans,” he said. “We are honored that a hospital system of LifePoint’s caliber has chosen Parallon to manage some of its critical business processes. We are committed to enhancing LifePoint’s ability to concentrate on its clinical expertise and to helping the system achieve its singular mission of making communities healthier.”

About Parallon Business Solutions

Parallon Business Solutions, LLC, headquartered in Franklin, Tenn., is committed to transforming the business of healthcare. Over the last 12 years, Parallon’s shared services solutions have been developed and proven in 250 hospitals and 2,000 non-acute care providers across the country. Through its five business units, Parallon provides revenue cycle and business process expertise, workforce management solutions, supply chain services, complete I.T. services and the purchasing power of HealthTrust Purchasing Group, serving approximately 1,400 hospitals and 11,000 non-acute care providers. Operating with a “patients first” philosophy, Parallon has a team of over 21,000 people dedicated to continuous process improvement through practical, impact-oriented solutions. Learn more at www.parallon.net.

About LifePoint Hospitals

LifePoint Hospitals® is a leading hospital company focused on providing quality healthcare services close to home. Through its subsidiaries, LifePoint operates 55 hospital campuses in 18 states. With a mission of “Making Communities Healthier®,” LifePoint is the sole community hospital provider in the majority of communities it serves. More information about the company, which is headquartered in Brentwood, Tenn., can be found on its website, www.LifePointHospitals.com. All references to “LifePoint,” “LifePoint Hospitals,” or the “Company” used in this release refer to LifePoint Hospitals, Inc., or its affiliates.

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MEDIA CONTACTS

Parallon Business Solutions Contact:

Roger Rydell

(615) 807-8101

LifePoint Hospitals Contact:

Diane Huggins

(615) 565-1817